Red Lion Hotels
corporation
For Immediate Release
Red Lion Hotels Corporation Reports Strong First Quarter 2007 Results
RevPAR from Continuing Hotel Operations Increases 13.9%
SPOKANE, WA, May 3, 2007 – Red Lion Hotels Corporation (NYSE:RLH) today announced results for the first quarter ended March 31, 2007.
Key First Quarter Operating Results
•	RevPAR (revenue per available room) from continuing owned and leased hotels increased 13.9%

•	ADR (average daily rate) increased 10.3% to $81.45 at continuing owned and leased hotels

•	Occupancy increased 1.7 percentage points to 53.0% at continuing owned and leased hotels

•	RevPAR increased 8.7% to $44.05 at system-wide hotels

•	Total revenues from continuing operations increased 9.9% to $39.3 million

•	Hotel segment direct operating margin improved 266 basis points

•	EBITDA from continuing operations increased 53.8% to $3.1 million

•	Net loss from continuing operations improved to $2.0 million, compared to a loss of $2.7 million in the first quarter of 2006

•	EPS from continuing operations was $(0.10) per share, an improvement from $(0.20) per share in the first quarter of 2006

•	Net loss was $2.0 million, up from a net loss of $3.0 million in the first quarter of 2006
Arthur M. Coffey, President and CEO of Red Lion Hotels Corporation, said, “We performed very well in what is our seasonally slowest quarter. We had strong growth in EBITDA, which we drove through solid improvements in RevPAR and direct hotel operating margins. Our renovated hotels are attracting more guests at higher rates, and we remain well-positioned for our long-term goal of growth into new markets.”
The company’s total revenues from continuing operations during the quarter were $39.3 million, up 9.9% from the same quarter of 2006. Revenues in the hotel segment were up 10.8% over the prior year period to $34.4 million. Franchise and management revenues increased to $0.8 million. Revenues in the entertainment segment were relatively unchanged at $3.3 million.
EBITDA from continuing operations in the first quarter increased 53.8% to $3.1 million. Net loss from continuing operations improved to $2.0 million, or $0.10 per share, compared to a net loss of

$2.7 million, or $0.20 per share, in the prior year period. Overall reported net loss was $2.0 million or $0.10 per share, compared to a net loss of $3.0 million, or $0.22 per share, in the prior year period.
Hotel Operations
RevPAR from continuing hotel operations at the company’s owned and leased hotels increased 13.9% in the first quarter of 2007, driven by a 10.3% increase in ADR and a 1.7 percentage point increase in occupancy. For comparable system-wide hotels, RevPAR increased 8.7% in the first quarter of 2007, driven by a 6.9% increase in ADR and a 0.9 percentage point increase in occupancy. In comparing 2007 first quarter RevPAR and occupancy to that in the 2006 first quarter, it should be noted that the company did not exclude rooms out of service for renovations at owned, leased or franchised hotels for either of the comparable periods.
Revenues from continuing operations for owned and leased hotels increased 10.8% to $34.4 million during the first quarter of 2007. This increase was primarily driven by a 14.7% increase in hotel room revenues, as well as a 5.6% increase in food and beverage revenues. The hotels segment direct operating profit increased $1.3 million, or 39.8%, to $4.4 million in the first quarter of 2007. Direct operating margin for the hotels segment improved 266 basis points to 12.8% in the first quarter of 2007 from 10.2% in the first quarter of 2006.
“During the quarter we continued to take advantage of our recently completed hotel renovations by targeting higher rate and more profitable business. Our success in gaining occupancy from the higher rate transient and group market segments drove our strong growth in RevPAR and also achieved improved margins,” commented John Taffin, Executive Vice President, Hotel Operations.
First Quarter 2007 Highlights and Key Events
Renovations at Company Owned Hotels
During the quarter, the company substantially completed renovations of public guest contact areas at company owned and leased hotels. Lobbies, restaurants and meeting rooms were remodeled with new finishes and furnishings. This was the final phase of the company’s previously announced reinvestment program to upgrade hotels by renovating guestrooms and public areas to increase customer comfort.
Non-core Real Estate
The company continues to actively pursue the disposition of non-core real estate, which includes one remaining non-core hotel, an office complex and surplus undeveloped land previously identified as assets held for sale.
Outlook for 2007
The company reaffirms its previous guidance for 2007. The company continues to expect 2007 RevPAR growth for company owned and leased hotels in the range of 8% to 10%, driven primarily by anticipated increases in ADR. It also continues to expect direct hotel operating margins in 2007 to improve between 100 and 200 basis points and EBITDA from continuing operations in 2007 to be in the range of $31 to $33 million.
Final Comments

“In the coming months, we expect continued growth and improved margins in our existing operations. Completion by our franchisees of the hotel upgrades we have implemented at our owned and leased hotels will help ensure that Red Lion is perceived as an upscale brand that offers an attractive franchise opportunity and is poised for growth into new markets,” Mr. Coffey concluded.
Conference Call
The company will host a conference call at 11:00 a.m. PT (2:00 p.m. ET) on Thursday, May 3, 2007 to discuss financial results for the first quarter ended March 31, 2007. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (800) 230-1951. International callers should dial (612) 332-0637. There is no pass code required for this call. This conference call will be broadcast live over the Internet and can be accessed by all interested parties at www.redlion.com, in the Investor Relations portion of the website. To listen to the live call, please go to the Red Lion website at least fifteen minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available at 6:00 p.m. PST on May 3, 2007 through June 2, 2007 at (800) 475-6701 or (320) 365-3844 (International) access code – 871882. The replay will also be available shortly after the call on the Red Lion website for 90 days.
About Red Lion Hotels Corporation
Red Lion Hotels Corporation is a hospitality and leisure company primarily engaged in the ownership, operation and franchising of midscale and upscale, full service hotels under its Red Lion® brand. As of March 31, 2007 the Red Lion hotel network was comprised of 57 hotels located in eight states and one Canadian province, with 10,001 rooms and 503,529 square feet of meeting space. The company also owns and operates an entertainment and event ticket distribution business. For more information, please visit the company’s website at www.redlion.com.
This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). The forward-looking statements in this press release are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, economic cycles; international conflicts; changes in future demand and supply for hotel rooms; competitive conditions in the lodging industry; relationships with franchisees and properties; impact of government regulations; ability to obtain financing; changes in energy, healthcare, insurance and other operating expenses; ability to sell non-core assets; ability to locate lessees for rental property; dependency upon the ability and experience of executive officers and ability to retain or replace such officers as well as other matters discussed in the company’s annual report on Form 10-K for the year ended December 31, 2006 and in other documents filed by the company with the Securities and Exchange Commission.
Contact:

Red Lion Hotels Corporation	CCG Investor Relations
Julie Langenheim, Investor Relations Manager	Crocker Coulson, President
(509) 777-6322	Elaine Ketchmere, VP Financial Writing
(310) 477-9800
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Red Lion Hotels Corporation
Consolidated Statements of Operations
(unaudited)
($ in thousands, except footnotes)

	Three months ended March 31,
	2007	2006	$ Change	% Change

Revenue:
Hotels	$34,381	$31,028	$3,353	10.8%
Franchise and management	789	576	213	37.0%
Entertainment	3,347	3,371	(24)	-0.7%
Other	787	773	14	1.8%

Total revenues	39,304	35,748	3,556	9.9%

Operating expenses:
Hotels	29,974	27,876	2,098	7.5%
Franchise and management	263	222	41	18.5%
Entertainment	2,855	2,900	(45)	-1.6%
Other	483	686	(203)	-29.6%
Depreciation and amortization	4,020	2,884	1,136	39.4%
Hotel facility and land lease	1,714	1,695	19	1.1%
Gain on asset dispositions, net	(190)	(182)	(8)	-4.4%
Undistributed corporate expenses	1,450	984	466	47.4%

Total expenses	40,569	37,065	3,504	9.5%

Operating loss	(1,265)	(1,317)	52	3.9%

Other income (expense):
Interest expense	(2,242)	(3,377)	1,135	33.6%
Minority interest in partnerships, net	12	106	(94)	-88.7%
Other income, net	309	327	(18)	-5.5%

Loss from continuing operations before income taxes	(3,186)	(4,261)	1,075	25.2%

Income tax benefit	(1,206)	(1,576)	370	23.5%

Net loss from continuing operations	(1,980)	(2,685)	705	26.3%

Discontinued operations:
Loss from operations of discontinued business units, net of income tax benefits of $8 and $175	(14)	(318)	304	95.6%
Net gain (loss) on disposal of discontinued business units, net of income tax benefit (expense) of $6 and $(16)	(12)	30	(42)	-140.0%

Loss from discontinued operations	(26)	(288)	262	91.0%

Net loss	$(2,006)	$(2,973)	$967	32.5%

EBITDA (1)	$3,034	$1,736	$1,298	74.8%
EBITDA as a percentage of revenues (2)	7.6%	4.6%

EBITDA from continuing operations (1)	$3,076	$2,000	$1,076	53.8%
EBITDA from continuing operations (2) as a percentage of revenues	7.8%	5.6%

(1)	The definition of “EBITDA” and how that measure relates to net income is discussed further in this release under Non-GAAP Financial Measures. EBITDA represents net income (or loss) before interest expense, income tax benefit or expense, depreciation, and amortization. EBITDA is not intended to represent net income as defined by generally accepted accounting principles in the United States and such information should not be considered as an alternative to net income, cash flows from operations or any other measure of performance prescribed by generally accepted accounting principles in the United States. We utilize EBITDA because management believes that investors find it to be a useful tool to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core on-going operations. EBITDA from continuing operations is calculated in the same manner, but excludes the operating activities of business units identified as discontinued.

(2)	The calculation of EBITDA as a percentage of revenues is based upon total operating revenues, from both continuing and discontinued operations, of $39,887,000 and $37,433,000 for the three months ended March 31, 2007 and 2006, respectively. EBITDA from continuing operations as a percentage of revenues is based upon the operating results of continuing business units as presented in the statements.

Red Lion Hotels Corporation
Earnings Per Share and Hotel Statistics
(unaudited)
(shares in thousands)

	Three months ended March 31,
	2007	2006	$ Change

Loss per share — basic and diluted: (1)

Net loss from continuing operations	$(0.10)	$(0.20)	$0.10
Income from discontinued operations	—	(0.02)	0.02

Net loss	$(0.10)	$(0.22)	$0.12

Weighted average shares — basic and diluted	19,148	13,235

	Three months ended March 31,
	2007	2006	$ Change	% Change

Key Comparable System-wide Hotel Statistics: (2)
Average occupancy(3)	53.6%	52.7%
ADR(4)	$82.12	$76.85	$5.27	6.9%
RevPAR(5)	$44.05	$40.54	$3.51	8.7%

(1)	For the three months ended March 31, 2007 and 2006, all of the 1,159,080 and 1,206,489 options to purchase common shares outstanding as of those dates, respectively, were considered anti-dilutive due to the loss for the period. Likewise, for the same periods, all of the 142,663 convertible operating partnership (“OP”) units were considered anti-dilutive, as were the 25,803 and 11,121 units of unissued restricted stock outstanding, respectively. All convertible debt instruments outstanding at March 31, 2006 were considered anti-dilutive.

(2)	Includes all hotels owned, leased, managed and franchised by Red Lion Hotels Corporation for each of the periods presented, including hotels classified as discontinued operations.

(3)	Average occupancy represents total paid rooms divided by total available rooms. Total available rooms represents the number of rooms available multiplied by the number of days in the reported period and includes rooms taken out of service for renovation.

(4)	Average daily rate (“ADR”) represents total room revenues divided by the total number of paid rooms occupied by hotel guests.

(5)	Revenue per available room (“RevPAR”) represents total room and related revenues divided by total available rooms.

Red Lion Hotels Corporation
Consolidated Balance Sheets
(unaudited)
($ in thousands, except share data)

	March 31,	December 31,
	2007	2006
Assets:
Current assets:
Cash and cash equivalents	$13,600	$13,262
Investments	—	7,635
Restricted cash	4,052	2,756
Accounts receivable, net	10,154	9,309
Inventories	1,493	1,523
Prepaid expenses and other	4,846	3,907
Assets held for sale:
Assets of discontinued operations	14,656	14,539
Other assets held for sale	715	715

Total current assets	49,516	53,646

Property and equipment, net	250,980	249,860
Goodwill	28,042	28,042
Intangible assets, net	11,966	12,097
Other assets, net	7,402	7,793

Total assets	$347,906	$351,438

Liabilities:
Current liabilities:
Accounts payable	$7,482	$8,732
Accrued payroll and related benefits	4,357	6,058
Accrued interest payable	364	422
Advance deposits	715	315
Other accrued expenses	11,344	10,381
Long-term debt, due within one year	2,261	2,267
Liabilities of discontinued operations	4,148	4,112

Total current liabilities	30,671	32,287

Long-term debt, due after one year	82,491	83,005
Deferred income	6,828	7,017
Deferred income taxes	14,247	14,259
Minority interest in partnerships	242	254
Debentures due Red Lion Hotels Capital Trust	30,825	30,825

Total liabilities	165,304	167,647

Stockholders’ equity:
Preferred stock - 5,000,000 shares authorized; $0.01 par value; no shares issued or outstanding	—	—
Common stock - 50,000,000 shares authorized; $0.01 par value; 19,191,433 and 19,118,692 shares issued and outstanding	192	191
Additional paid-in capital, common stock	148,707	147,891
Retained earnings	33,703	35,709

Total stockholders’ equity	182,602	183,791

Total liabilities and stockholders’ equity	$347,906	$351,438

Red Lion Hotels Corporation
Consolidated Statement of Cash Flows
(unaudited)
($ in thousands)

	Three months ended March 31,
	2007	2006
Operating activities:
Net loss	$(2,006)	$(2,973)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,028	2,989
Gain on disposition of property, equipment and other assets, net	(190)	(182)
(Gain) loss on disposition of discontinued operations, net	—	(46)
Deferred income tax provision	(12)	300
Minority interest in partnerships	(12)	(105)
Equity in investments	9	(107)
Imputed interest expense	52	—
Compensation expense related to stock issuance	217	190
Provision for (collection of) doubtful accounts	(13)	182
Change in current assets and liabilities:
Restricted cash	(1,296)	(1,376)
Accounts receivable	(414)	31
Inventories	30	57
Prepaid expenses and other	(726)	(1,523)
Accounts payable	(1,242)	(1,990)
Accrued payroll and related benefits	(1,705)	(1,579)
Accrued interest payable	(58)	2
Other accrued expenses and advance deposits	1,396	841

Net cash used in operating activities	(1,942)	(5,289)

Investing activities:
Purchases of property and equipment	(5,160)	(10,664)
Proceeds from disposition of property and equipment	—	14
Proceeds from disposition of discontinued operations	—	5,137
Proceeds from short-term liquid investments	7,635	11,800
Advances to Red Lion Hotels Capital Trust	(17)	(17)
Other, net	(41)	(71)

Net cash provided by investing activities	2,417	6,199

Financing activities:
Repayment of long-term debt	(572)	(910)
Proceeds from issuance of common stock under employee stock purchase plan	88	65
Proceeds from stock option exercises	379	78
Additions to deferred financing costs	—	(6)

Net cash used in financing activities	(105)	(773)

Net cash in discontinued operations	(32)	48

Change in cash and cash equivalents:
Net increase in cash and cash equivalents	338	185
Cash and cash equivalents at beginning of period	13,262	13,533

Cash and cash equivalents at end of period	$13,600	$13,718

Red Lion Hotels Corporation
Additional Hotel Statistics
(unaudited)
System-wide Hotels as of March 31, 2007

			Meeting Space
	Hotels	Rooms	(sq. ft.)

Owned and Leased Hotels:
Red Lion Hotels	31	5,830	299,328
Other (1)	1	218	14,000

	32	6,048	313,328

Managed Hotels	1	254	36,000
Red Lion Franchised Hotels	24	3,699	154,201

Total	57	10,001	503,529

Total Red Lion Hotels	55	9,529	453,529
Comparable Hotel Statistics(2)

	Three months ended March 31, 2007			Three months ended March 31, 2006
	Average			Average
	Occupancy (3)	ADR(4)	RevPAR(5)	Occupancy (3)	ADR(4)	RevPAR(5)

Red Lion Hotels:
Owned and Leased Hotels	53.0%	$81.45	$43.18	51.3%	$73.84	$37.90
Franchised Hotels	56.6%	$79.52	$45.00	57.4%	$78.54	45.07

Total Red Lion Hotels	54.2%	$80.77	$43.80	53.4%	$75.56	40.35

System-wide (6)	53.6%	$82.12	$44.05	52.7%	$76.85	$40.54

Change from prior comparative period:
Red Lion Hotels:
Owned and Leased Hotels	1.7	10.3%	13.9%
Franchised Hotels	(0.8)	1.2%	-0.2%

Total Red Lion Hotels	0.8	6.9%	8.6%

System-wide (6)	0.9	6.9%	8.7%

(1)	Included as part of discontinued operations.

(2)	Includes all hotels owned, leased, managed and franchised by Red Lion Hotels Corporation for each of the periods presented, excluding one hotel included as part of discontinued operations.

(3)	Average occupancy represents total paid rooms divided by total available rooms. Total available rooms represents the number of rooms available multiplied by the number of days in the reported period and includes rooms taken out of service for renovation.

(4)	Average daily rate (“ADR”) represents total room revenues divided by the total number of paid rooms occupied by hotel guests.

(5)	Revenue per available room (“RevPAR”) represents total room and related revenues divided by total available rooms.

(6)	Includes all hotels owned, leased, managed and franchised, presented on a comparable basis for hotel statistics. This includes one managed property and one hotel held as discontinued, neither utilizing the Red Lion brand.

Red Lion Hotels Corporation
Reconciliation of EBITDA to Net Loss
(unaudited)
($ in thousands)
The following is a reconciliation of EBITDA and EBITDA from continuing operations to net loss for the periods presented:

	Three months ended March 31,
	2007	2006
EBITDA from continuing operations	$3,076	$2,000
Income tax benefit — continuing operations	1,206	1,576
Interest expense — continuing operations	(2,242)	(3,377)
Depreciation and amortization — continuing operations	(4,020)	(2,884)

Net loss from continuing operations	(1,980)	(2,685)
Loss from discontinued operations	(26)	(288)

Net loss	$(2,006)	$(2,973)

EBITDA	$3,034	$1,736
Income tax benefit	1,220	1,734
Interest expense	(2,231)	(3,455)
Depreciation and amortization	(4,029)	(2,988)

Net loss	$(2,006)	$(2,973)

NON-GAAP FINANCIAL MEASURES
EBITDA is defined as net income (or loss), before interest, taxes, depreciation and amortization. EBITDA is considered a non-GAAP financial measurement. We believe it is a useful financial performance measure for us and for our shareholders and is a complement to net income and other financial performance measures provided in accordance with generally accepted accounting principles in the United States (“GAAP”). EBITDA from continuing operations is calculated in the same manner, but excludes the operating results of business units identified as discontinued under GAAP.
We use EBITDA to measure the financial performance of our owned and leased hotels because it excludes interest, taxes, depreciation and amortization, which bear little or no relationship to operating performance. By excluding interest expense, EBITDA measures our financial performance irrespective of our capital structure or how we finance our properties and operations. We generally pay federal and state income taxes on a consolidated basis, taking into account how the applicable taxing laws apply to our company in the aggregate. By excluding taxes on income, we believe EBITDA provides a basis for measuring the financial performance of our operations excluding factors that our hotels and other operations cannot control. By excluding depreciation and amortization expense, which can vary from hotel to hotel based on historical cost and other factors unrelated to the hotels’ financial performance, EBITDA measures the financial performance of our hotels without regard to their historical cost. For all of these reasons, we believe that EBITDA provides us and investors with information that is relevant and useful in evaluating our business.
However, because EBITDA excludes depreciation and amortization, it does not measure the capital we require to maintain or preserve our long-lived assets. In addition, because EBITDA does not reflect interest expense, it does not take into account the total amount of interest we pay on outstanding debt nor does it show trends in interest costs due to changes in our borrowings or changes in interest rates. EBITDA, as defined by us, may not be comparable to EBITDA as reported by other companies that do not define EBITDA exactly as we define the term. Because we use EBITDA to evaluate our financial performance, we reconcile all EBITDA measures to net income, which is the most comparable financial measure calculated and presented in accordance with GAAP. EBITDA does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to operating income or net income determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.